Exhibit 99.1

C4 Therapeutics Announces First Patient Dosed in Phase 1/2 Clinical Trial Evaluating CFT7455, An Orally Bioavailable MonoDAC for Hematologic Malignancies

– CFT7455 is Company’s First Program to Advance to Clinic –

WATERTOWN, Mass., June 14, 2021 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company pioneering a new class of small-molecule medicines that selectively destroy disease-causing proteins through degradation, today announced that the first patient has been dosed in the Company’s clinical trial of CFT7455, an orally bioavailable MonoDAC™ targeting IKZF1/3 for the treatment of multiple myeloma and non-Hodgkin’s lymphomas, including peripheral T-cell lymphoma and mantle cell lymphoma.

“Initiating enrollment in the CFT4755 Phase 1/2 trial is a significant milestone in the clinical development of this innovative treatment for hematologic malignancies and reflects C4T’s focus on advancing programs in our portfolio that have the potential to improve outcomes for patients with cancer,” said Andrew Hirsch, chief executive officer of C4 Therapeutics. “We are excited to learn more about the safety and efficacy of CFT7455 in the current clinical trial and expect to share data from this study in 2022.”

The Phase 1/2 trial will primarily investigate safety, tolerability, and anti-tumor activity, with secondary and exploratory objectives to characterize the pharmacokinetic and pharmacodynamic profile of CFT7455. The Phase 1 portion of this study will explore CFT7455 as a single agent in patients with relapsed or refractory (R/R) multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), and in combination with dexamethasone in R/R MM patients. Following identification of recommended dosage, the Phase 2 portion of the trial is expected to expand to four investigational arms: (1) relapsed/refractory MM, single agent CFT7455; (2) relapsed/refractory MM, CFT7455 combined with dexamethasone; (3) peripheral T-cell lymphoma, single agent CFT7455; and (4) mantle cell lymphoma, single agent CFT7455. Across the Phase 1/2 trial, C4T plans to enroll a total of approximately 160 patients.

“Dosing our first patient with CFT7455 is a pivotal event for C4T that demonstrates the progress we have made to efficiently design highly potent degrader medicines with our TORPEDO™ platform,” said Marc Cohen, executive chairman and co-founder of C4 Therapeutics. “With our first program now in the clinic, we look forward to leveraging our expertise across discovery and clinical development to advance our pipeline and reach the goal of having four programs in the clinic by year-end 2022.”

About CFT7455

CFT7455 is an orally bioavailable MonoDAC™ (Monofunctional Degradation Activating Compound) designed to bind with high affinity to the E3 ligase adapter protein, cereblon, to target and degrade IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin's lymphomas (NHLs), including peripheral T cell lymphoma (PTCL) and mantle cell lymphoma (MCL). In preclinical studies, CFT7455 has demonstrated potent and selective protein degradation with favorable pharmacological properties. C4T submitted an IND for CFT7455 in December 2020, for which the Company received clearance from the U.S. Food and Drug Administration in January 2021. The Company initiated a Phase 1/2 clinical trial for CFT7455 in June 2021. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).

About C4 Therapeutics

C4 Therapeutics (C4T) is a clinical-stage biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity. To learn more about C4 Therapeutics, visit www.C4Therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO™ platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for regulatory submissions and authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our current resources and cash runway; regulatory developments or approvals in the United States and foreign countries; and upcoming events that C4T will participate in. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of future results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com